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                                                                   EXHIBIT 5


                         [VINSON & ELKINS LETTERHEAD]


  TELEPHONE                                                            FAX
(713) 758-2750                                                   (713) 615-5637


                                August 25, 1995





American General Corporation
2929 Allen Parkway
Houston, Texas  77019-2155

American General Delaware, L.L.C.
c/o American General Delaware
  Management Corporation
2099 South Dupont Avenue
Dover, Delaware  19901

American General Capital, L.L.C.
c/o American General Delaware
  Management Corporation
2099 South Dupont Avenue
Dover, Delaware  19901

Ladies and Gentlemen:

         We have acted as counsel to American General Corporation, a Texas corporation ("American General"), and American General Capital, L.L.C., a Delaware limited liability company ("American General Capital"), in connection with the proposed issuance and sale of up to 9,200,000 shares of American General Capital's 8 1/8% Cumulative Monthly Income Preferred Securities,
Series B (the "Series B Preferred Securities"), issued pursuant to the Underwriting Agreement (the "Agreement") incorporated by reference into the Pricing Agreement, dated August 24, 1995 (the "Pricing Agreement") among American General, American General Capital and the Underwriters named therein, and guaranteed by American General pursuant to the Guarantee Agreement, dated as of May 24, 1995 (the "Guarantee"). In connection with the issuance and sale of the Series B Preferred Securities, American General Capital will acquire up to $288,227,825 principal amount of 8 1/8% Series B Junior Subordinated Debentures of American General ("Series B Junior Subordinated
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American General Corporation
American General Delaware, L.L.C.
American General Capital, L.C.C.
Page 2
August 25, 1995


Debentures") to be issued under the Indenture (the "Indenture") dated as of May 15, 1995 between American General and Chemical Bank (the "Trustee") pursuant to the Registration Statement on Form S-3 (Registration Nos. 33-58317, 33-58317-01 and 33-58317-02) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

         For the purposes of this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we considered necessary or appropriate.

         Based on the foregoing, we are of the opinion that:

         1. American General has been duly incorporated and is validly existing and in good standing under the laws of the State of Texas. American General Capital has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

         2. The Series B Preferred Securities have been duly authorized, and, when issued and delivered against payment therefor as provided in the Agreement and the Pricing Agreement, will be validly issued, fully paid and (subject to the obligation of the holders of the Series B Preferred Securities to repay any funds wrongfully distributed to them) non-assessable preferred limited liability company interests in the Company.

         3. The Series B Junior Subordinated Debentures have been duly and validly authorized and, when executed and authenticated pursuant to the Indenture and issued and delivered against payment therefor as contemplated by the Agreement and the Pricing Agreement, will be duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of American General, enforceable against American General in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4. The Guarantee has been duly and validly authorized, executed and delivered by American General and constitutes a valid and legally binding obligation of American General, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         The foregoing opinions are limited in all respects to the laws of the State of Texas, the Limited Liability Company Act of the State of Delaware and federal laws.
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American General Corporation
American General Delaware, L.L.C.
American General Capital, L.L.C.
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August 25, 1995

         We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Opinions" in the related Prospectus, dated May 23, 1995, as supplemented by the Prospectus Supplement dated August 24, 1995. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.


                                        Very truly yours

                                        /s/ VINSON & ELKINS L.L.P.

                                        VINSON & ELKINS L.L.P.